Exhibit (a)(9)
Dear WiderThan shareholders:
     As you are mostly likely aware, on September 12, 2006, WiderThan Co., Ltd. (“WiderThan”) entered into a Combination Agreement with RealNetworks that provides for the acquisition of WiderThan Common Shares and American Depositary Shares (“ADSs”) at a price of $17.05 per share/ ADS in cash through its wholly owned subsidiary, RN International Holdings B.V. This tender offer was formally launched today. The tender offer is conditioned upon, among other things, at least 67% of WiderThan’s outstanding shares on a fully-diluted basis being tendered and the termination of any waiting periods under applicable antitrust laws.
     As described in the tender offer documents which you will receive soon, the WiderThan Board of Directors has determined that the Combination Agreement and the transactions contemplated thereby, including the tender offer, are advisable, fair to, and in the best interests of the company and its shareholders and has recommended that the company’s shareholders and ADS holders tender their WiderThan Common Shares and ADSs.
     Assuming you intend to participate in the tender offer, you should review the important information below.
     As a former holder of Series A Preferred Stock or Series B Preferred Stock of WiderThan, following the WiderThan initial public offering in December 2005, you now hold WiderThan Common Shares. If you participate in the tender offer by tendering your Common Shares, there may be adverse consequences to you. Alternatively, however, if you convert your Common Shares into ADSs first and then tender such ADSs in the offer, the adverse consequences may be avoided. These consequences are summarized below and in the attached exhibits and are described more fully in the Offer to Purchase and its related documents, which you will receive from the Offeror in the next several days. Because time is of the essence, we wanted to make you aware of these issues today.
How to convert your Common Shares into ADSs prior to participating in the tender offer:
     In order to convert your Common Shares into ADSs, you should follow the instructions set forth in Exhibit A, Conversion of Common Shares to ADSs, attached to this email. These instructions contain a checklist of the required identification and other documents that you will be required to submit to Shin & Kim, WiderThan’s legal counsel in Korea in order to begin the conversion process. Once Shin & Kim has received a complete set of documents from you, then your shares will be deposited with the Korean Securities Depositary for conversion into ADSs. The cost of converting Common Shares into ADSs is $0.05 per share and will be payable by you. The conversion may take several weeks, so if you wish to convert your Common Shares, you are encouraged to act immediately.

If you do not convert your Common Shares into ADSs prior to participating in the tender offer:
     (i) You will need to establish an account with Samsung Securities Co., Ltd., in Korea (the “Common Share Depositary”) in order to tender your Common Shares. To do so, you will need to either visit the Common Share Depositary at one of its branch offices in Korea in person or appoint an attorney-in-fact to open the account for you. Please see Appendix B, Tendering Common Shares, attached to this email for a description of this process. Opening an account with the Common Share Depositary may be time-intensive and burdensome to you; and
     (ii) You will likely be subject to Korean capital gains tax withholding of up to 27.5% and you will be subject to a Korean securities transaction tax at a rate of 0.5% if you tender Common Shares. You may be able to obtain a refund of the capital gains tax withholding, however, the process for doing so may be time-intensive and burdensome to you. You will not be able to obtain a refund of the securities transaction tax. Please see Appendix C, Description of Korean Tax Consequences, attached to this email for a description of these withholding taxes.
     You can avoid the need to establish an account with the Common Share Depositary and avoid the Korean capital gains and securities transaction taxes by converting your Common Shares to ADSs prior to participating in the tender offer. The tender offer period will end on October 27, 2006, unless the Offeror extends the period. There is no guarantee that there will be an extension.
     Nothing in this email should be construed as legal or tax advice to you. You are urged to consult your own advisors.
     Please contact Joyce Kim of WilmerHale LLP with any questions. She can be reached at joyce.kim@wilmerhale.com or 650-858-6018. We thank you for the support that you have given WiderThan over the years.
Regards,
Dan Nemo
Senior Vice President and General Counsel of WiderThan

APPENDIX A
Conversion of Common Shares into ADSs
Please find below a list of documents and actions necessary in order for the conversion of the WiderThan shares into Depositary Receipts as requested by Hana Bank (who, as the transfer agent, will issue certificates representing the common shares) and Korea Securities Depository (“KSD”).
I.	List of Required Documents

A.	For Individuals:
1.	Two (2) photocopies** of identification page of passport;

2.	Two (2) photocopies** of drivers license;

3.	Two (2) originals of signed and notarized Power of Attorney (p.1 of Exhibit A-1 attached);

4.	One (1) original of signed and completed Registration of Signature (p.3 of Exhibit A-1 attached);

5.	One (1) original of signed and completed Investment Goal Statement (p.4 of Exhibit A-1 attached);

6.	One (1) original of signed and completed Criteria for Determination of Non-Resident in Korea (p.5 of Exhibit A-1 attached);

7.	One (1) completed and signed Contact Information Form (p.7 of Exhibit A-1 attached);

8.	One (1) completed and signed Conversion and Delivery Instruction (p.8 of Exhibit A-1 attached) — please fill in the space for “Number of shares to be converted” and “Number of DRs” in Section 1 and all items in Section 2. The rest of the items may be left blank and we will fill in the blanks when such information becomes available; and

9.	One (1) photocopy of beneficiary account book in which the name and account number should be specified.
B.	For Corporations, Trusts or Partnerships (please ensure the “title” information below the signature line of the attached documents is filled in):
1.	Two (2) notarized documents evidencing the establishment of the entity (i.e., certificate of incorporation, trust agreement etc.);

2.	Two (2) notarized documents evidencing the signature of the authorized signatory of the entity;

3.	Two (2) originals of signed and notarized Power of Attorney (p.1 of Exhibit A-1 attached);

4.	One (1) original of signed and completed Registration of Signature (p.3 of Exhibit A-1 attached);

5.	One (1) original of signed and completed Investment Goal Statement (p.4 of Exhibit A-1 attached);

6.	One (1) original of signed and completed Criteria for Determination of Non-Resident in Korea (p.5 of Exhibit A-1 attached);

APPENDIX A
7.	One (1) completed and signed Contact Information Form (p.7 of Exhibit A-1 attached);

8.	One (1) completed and signed Conversion and Delivery Instruction (p.8 of Exhibit A-1 attached) — please fill in the space for “Number of shares to be converted” and “Number of DRs” in Section 1 and all items in Section 2. The rest of the items may be left blank and we will fill in the blanks when such information becomes available;

9.	One (1) photocopy of beneficiary account book in which the name and account number should be specified; and

10.	Two (2) photocopies** of identification page of passport of the representative of the entity.
** Please note that any photocopies must be first-hand photocopies of the original document and any copies of photocopies or photocopies sent through fax or pdf will not be accepted by Hana Bank or KSD.
Please send all of the above documents to us at the following address:
Shin & Kim
Ace Tower, 4th Floor
1-170, Soonhwa-dong, Chung-ku,
Seoul 100-712, Korea
Attention: Yong-Hee Kim
II.	Conversion Procedures:
After receiving all the documents set out above, we will deposit the shares with KSD for the conversion and, thereafter, Shin & Kim (“S&K”) will notify each shareholder of the details of deposit. The securities companies retained by the shareholders will be required to contact the following person at JPMorgan to receive DRs and the shareholders may pay DR converting fees to JPMorgan through the securities companies:
Mr. Frank Glasheen
ADR Settlements
Phone number: (302) 552-6031
Facsimile number: (302) 552-0330
Upon completion of the conversion, the shareholders will be required to notify S&K of the details of conversion.
Should you have any questions regarding the above, please do not hesitate to contact Shin & Kim directly.

EXHIBIT A-1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that, the undersigned residing in [address] (the “Investor”), does hereby make, constitute and appoint Messrs. Young-Moo Shin, BeomSu Kim, Yun Seok Jang, and Yong-Hee Kim of Shin & Kim, Ace Tower Building, 4th Fl., Soonhwa-dong, Jung-gu, Seoul, Korea, as its true and lawful attorneys-in-fact acting separately and independently with full power and authority to act, as herein described, in the name and on behalf of the Investor:
1.	to withdraw from the custody of the Korea Securities Depository all of the Investor’s shares of Widerthan Co., Ltd. (the “Company”), including, without limitation, the certificates representing the Series B Preferred Shares, for the purpose of surrendering such certificates in exchange for issuance of certificates representing common shares of the Company;

2.	in connection with the issuance of certificates representing the common shares of the Company held by the Investor, to request Hana Bank as the Company’s transfer agent, the issuance of the new certificates in exchange for surrendering former certificates representing the preferred shares of the Company or the issuance of new certificates of common shares for those preferred shares whose certificates had not previously been issued and to acknowledge and confirm receipt of, and to retain, such certificates representing the common shares of the Company on behalf of the Investor, and to do all such other things ancillary to or necessary to consummate the issuance of certificates representing common shares of the Company;

3.	to open an account with a securities brokerage firm for deposit and custody of the common shares owned by the Investor, including without limitation, executing the relevant custody agreement with a securities brokerage firm on the Investor’s behalf, and delivering and depositing share certificates to, and with, the securities brokerage firm;

4.	to provide instructions to the securities brokerage firm to convert all common shares of the Company owned by the Investor into depository receipts (the “DR”), and to do all such other things necessary to effect such conversion into DR;

EXHIBIT A-1
5.	to take any and all actions necessary to properly complete the release of a pledge (or any other encumbrance) over any common shares of the Company owned by the Investor or to otherwise effect any other modification to such pledge (or encumbrance);

6.	to liaise, on behalf of the Investor, with Hana Bank and provide instructions to Hana Bank to effect any of the foregoing, including without limitation, to record any of the foregoing activities in the Company’s shareholders’ registry, receive and/or provide any documents or certificates in connection with the above; and

7.	to take any and all actions deemed appropriate or which may be required in connection with the foregoing, including, without limitation, providing filings, instructions, and notarization of any documents necessary in connection with the foregoing.
This Power of Attorney shall remain in effect from the date hereof until the earlier of December 31, 2006, or the date on which all of the common shares of the Company owned by the Investor are converted into DR.
IN WITNESS HEREOF, the Investor has caused this Power of Attorney to be executed on this        day of                   , 2006.
[                                        ]
(please print name of Investor)
By:
Name:
Title:
[NOTARIZATION REQUIRED]

EXHIBIT A-1

Registration of Signature
I/We confirm that I/we register the below signature regarding all transactions through Korea Securities Depositary.

Client Name

Authorized Signature

Date

Client Name:	(Signature)
Name:
Title:
Korea Securities Depositary

EXHIBIT A-1

Investment Goal Statement
•	The Investment Goal Statement is for us to give you better advice and service.
     Please fill out the form.

Client Name :
1. Occupation	☐ Public Official ☐ Company Employee ☐ Self-Employed ☐ Agriculture/Forestry ☐ Housework ☐ Others
2. Investing personality	☐ Risk-Averse Investor ☐ Risk-Taking Investor
3. Investing Time Period	☐ Less than 1 Year ☐ More than 1 Year ☐ Less than 3 Years ☐ More than 3 Years
4. Investing Amount Capability
5. Investing Experience	☐ Stocks ☐ Marginal Trading ☐ Bonds ☐ Financial Products ☐ Beneficiary Certificates ☐ Long-term Bank Savings
6. To What Degree do you need help in investments, investing time, investing amount, and etc.	☐ Without Requesting, I would always like investment advice ☐ Only when I request, I would like investment advice ☐ I would not like investment advice
•	Consultant’s Opinion

EXHIBIT A-1

Date:

Client’s Name:	(Signature)
Name:
Title:

Consultant’s Name:	(Signature)

Criteria for Determination of Non-Resident in Korea
- Check (✓) the appropriate answer

Items	Yes	No
1. Are you maintain your permanent home in Korea?
2. Are you present or to be present habitually in Korea for a period of one year or more?
3. Do you have an occupation that requires you to be present in Korea for a period of one year or more?
4. Do you have a family (spouse, children, etc.) in Korea who shares a living?
5. Are you a public official of the Republic of Korea?
6. Are you a national of Korea who is assigned to an overseas branch or sales office of a Korean corporation?
7. Do you own an enterprise, real estate and other property in Korea which is the base of living?
8. In case you are a permanent resident or a citizen of a country other than Korea, what country is this?
•	Attach documents that can prove you are a nonresident in Korea.

(Copy of passport, resident card or personal identification card issued by the government of a foreign country, etc.)
1.	I will notify immediately any change in my personal status that occurs during the period of transaction.

2.	I attest that all information provided above is true and I will bear the responsibility if any disadvantage occurs from false indication of the information.

EXHIBIT A-1

Date:

Client Name:	(Signature)
Name:
Title:
To General Manager

EXHIBIT A-1
CONTACT INFORMATION FORM
The following is a list of contact information of the undersigned for the purpose of receiving cash movement and remittance reports.
Facsimile Number:
Telephone Number:
Email Address:
Attention:
Client Name:

By:
Name:
Title:

EXHIBIT A-1
Conversion and Delivery Instruction
Please proceed by the instructions below regarding ADR conversion process of Widerthan Co., Ltd. (“Widerthan”) stocks:
1. Please convert the                     shares of Widerthan into DRs as follows:
Name of the Stock:
Number of Shares to be converted:
Number of DRs:
     2. Please deliver the DRs to my account in the U.S.A. as follows:
Brokerage House (or Custodian):
Brokerage DTC Number (full 8 digits):
Beneficiary Account Number & Name (Name should be identical):
Symbol and Number of the DR:
Date:                      , 2006
Name of Client:

By:
Name:
Title:

APPENDIX B
Tendering Common Shares
     You should carefully read the Tender Offer documents, including the Letter of Transmittal, to be sent by the Offeror for a thorough description of the tender offer and a description of how to tender your Common Shares. In order to be able to tender your Common Shares, however, if you do not already have an account number with the Common Share Depositary, you will need to visit a branch of the Common Share Depositary and open an account. The account number will be assigned to the respective holders of Common Shares upon their visit to any of the branches of the Common Share Depositary and open an account. In opening an account with the Common Share Depositary, you will need to visit or have your duly appointed attorney-in-fact visit a branch of the Common Share Depositary and submit a completed Letter of Transmittal along with other documents that the Common Share Depositary requires. As the documents required to open an account will vary depending on such factors as whether you are a foreigner, Korean national, organization, individual, or whether you visit personally or will cause your attorney-in-fact to visit, please consult the Common Share Depositary. Please be advised that for non-Korean organizations and individuals, as part of opening an account at the Common Share Depositary, in case you have not already obtained investment identification, you must first obtain investment identification, which could cause delay in your ability to open an account at the Common Share Depositary and receive payment.

APPENDIX C
Description of Korean Tax Consequences:
     Generally, Korean income tax withholding will not apply to payments of the aggregate Offer Price in exchange for ADSs pursuant to the Offer provided that such ADSs are listed on the Nasdaq Global Market and the exchange takes place outside of Korea.
     Generally, capital gains earned by a security holder who is not a Korean resident upon the transfer of Common Shares (but not ADSs) will be subject to Korean capital gains withholding tax at a rate equal to the lower of: (i) 11% (including resident surtax) of the gross proceeds realized or (ii) 27.5% (including resident surtax) of the net gains realized (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs), unless such security holder is entitled to claim an exemption from such Korean capital gains tax pursuant to the income tax treaty between Korea and the holder’s country of residence. In order to claim such an exemption, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide the Offeror with certification of the Korean tax authorities’ acceptance of such application. Failure to timely provide the Offeror with the Korean tax authorities’ acceptance of such application will result in applicable withholding. A copy of the Application for Tax Exemption/Non-Taxation is attached as Exhibit C-1.
     In order to claim such an exemption, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide the Offeror with certification of the Korean Tax Authorities’ acceptance of such application. Failure to timely provide the Korean Tax Authorities’ acceptance of such application will result in applicable withholding.
     Documentation that must be attached to the Application for Tax Exemption/Non-Taxation includes: (i) a certificate of residency (for example, U.S. holders must obtain a United States residency certificate on Internal Revenue Service Form 6166 (which may be obtained by filing Form 8802, Application for United States Residency Certification, with the Internal Revenue Service)), (ii) copies of the Share Transfer Agreement, the Report of Share Transfer (if applicable), or Notice of Confirmation of Share Transfer Report (if applicable), (iii) documentation supporting the security holder’s security acquisition costs and certain direct transaction costs and (iv) documentation supporting non-taxation or tax exemption. The receipt of Form 6166 from the United States Internal Revenue Service may take 30 days or more after the filing of Form 8802. Holders of Common Shares that wish to timely complete their Application for Tax Exemption/Non-Taxation should contact their own tax advisor and file Form 8802 as soon as possible.
     If a partnership (including for this purpose any entity treated as a partnership for Korean income tax purposes, which may include a partnership organized in the United

APPENDIX C
States or in another country) is an owner of Common Shares, the partnership may be viewed as a “pass-through’’ entity and the applicable Korean taxes generally will be imposed on the partners. Partners in a partnership that owns Common Shares should consult their own tax advisors regarding the specific tax consequences to them of their partnership participating in the Offer as well as the specific requirements for such partners to claim an exemption, if available, from Korean capital gains tax withholding pursuant to an applicable income tax treaty.
     A Common Share holder’s entitlement to claim an exemption from Korean capital gains tax pursuant to the income tax treaty between Korea and the holder’s country of residence is subject to such holder’s eligibility for benefits under the income tax treaty. Common Share holders who intend to claim an exemption from Korean capital gains tax on the transfer of their Common Shares pursuant to the Offer are strongly urged to consult their own tax advisors as to their eligibility for benefits under the income tax treaty between Korea and the holder’s country of residence and the documentation necessary to claim such benefits. Common Share holders who do not intend to claim an exemption from Korean capital gains tax on the transfer of their Common Shares pursuant to the Offer are strongly urged to consult their own tax advisors as to their eligibility for a refund of such Korean taxes and/or the limitations on the creditability of such Korean taxes for federal income tax purposes.
     If the Common Share Depositary withholds and remits the capital gains tax to the Korean tax authorities with respect to the exchange of Common Shares by a non-Korean-resident holder of Common Shares, such holder may elect to complete the documentation necessary to claim refund of such taxes. The Offeror shall provide reasonable cooperation, to the extent permitted under Korean law, to allow such holder to obtain a refund. Such holder will be solely responsible for the preparation of the documentation and other materials necessary to claim a refund (in the form and manner required by the Korean taxing authorities) and all expenses associated therewith. All costs and expenses incurred by the Offeror in connection with a claim for refund shall be borne by the holder who makes the claim.
     In addition, the receipt of the Offer Price by a Common Share holder who is not a Korean resident upon the transfer of Common Shares will be subject to withholding of Korean securities transaction tax at a rate of 0.5%. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market. Common Share holders who are subject to the Korean securities transaction tax are strongly urged to consult their own tax advisors as to the limitations on the creditability of such Korean taxes for federal income tax purposes.
     Common Share holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may avoid Korean income tax withholding (without being required to prepare and file an Application for Tax Exemption/Non-Taxation) as well as the Korean securities tax. The cost of converting Common Shares into ADSs is $0.05 per share and is payable by the security holder. The conversion may take several weeks to complete. A Common Share holder

APPENDIX C
who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer.
     The foregoing discussion of the material income tax consequences of the Offer to security holders is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any particular security holder. Each security holder of Common Shares or ADSs is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to them of participating in the Offer, including the effect of federal, state and local tax laws and Korean tax laws, and their eligibility and qualification for benefits under the income tax treaty between Korea and the holder’s country of residence.

EXHIBIT C-1
[Form 29-2(2)]

Payee of Income	① Name			
	② Resident (Tax registration) number			
	③ Address			
	④ Residence country		⑤ Code of residence country	
Payer	⑥ Name	(Korean) (English)		
	⑦ Representative(Name)			
	⑧ Tax registration number			
	⑨ Address			
Issuing Corporation	⑩ Name			
	⑪ Tax registration number			
	⑫ Address			
⑬ Classification of Income		▫ listed shares ▫ non-listed shares ▫ debt securities ▫ other		

⑭ Account number				⑮ Real name or not
(16) Date of transfer	(17) Quantity of transfer	(18) Sales price	(19) Acquisition costs	(20) Capital gains
(21) Sales price ×10%	(22) Capital gains×25%	(23) Amount to be withheld	(24) Amount subject to exemption or non-taxation	

(21) Applicable Provision for the exemption of non-taxation	Article [ ] under the Korea-[ ] double tax treaty
(22) Term of exemption or non-taxation	From [year] [month] [day] to [year] [month] [day]

Year Month Day

Applicant (Sign or Seal)

To Director of [ ] Tax Office

I hereby certificate above

Year Month Day

(Korean) Director of [ ] Tax Office (Seal)

To be issued Corporate Income Tax on capital gains from the transfer Application for exemptionxnon-taxation from Personal Income Tax of securities under the tax treaty Immediately ‡@ Name ‡A Resident (Tax registration ) Payee of Income number ‡B Address ‡C Residence country ‡D Code of residence country ‡E Name (Korean) (English) ‡F Representative(Name) Payer ‡G Tax registration number ‡H Address ‡I Name Issuing Corporation ‡J Tax registration number ‡K Address ‡L Classification of Income listed shares non-listed shares debt securities other ‡M Account number ‡N Real name or not (16) Date of transfer (17) Quantity of transfer (18) Sales price (19) Acquisition costs (20) Capital gains (23) Amount to be (24) Amount subject to (21) Sales price ~10“ (22) Capital gains×25% withheld exemption or non-t axation (21) Applicable Provision for the Article [ ] under the Korea-[ ] double tax treaty exemption of non-taxation (22) Term of exemption or non- From [year] [month][day] to [year] [month][day] taxation I hereby submit the application for exemption or non-taxation from corporate income tax (personal income tax) on [ ] under Article98-4 (Article 156-2) of the Corporate Income Tax Law (the Personal Inco me Tax Law) and Article 138-4 (Article 207-2) of the Presidential Decree of Corporate Income Tax Law (the Presidential Decree of the Personal Income Tax Law). Year Month Day Applicant (Sign or Seal) To Director of [ ] Tax Office (23) Type of agent Registered tax agent Other agent (24) Name (25) Resident (Tax registration) Agent Number (26) Address (27) Applicable tax office 1. Tax residence certificate issued by a competent authority of the residenc e country of payee 2. Copy of transfer agreement, transfer report or notice of approval by the government Attachment 3. Documents evidencing acquisition costs 4. Copy of documents evidencing the conformity to the relevant provisions of the law for exemption or non-taxation I hereby certificate above Year Month Day (Korean) Director of [ ] Tax Office (Seal) – The director of tax office has the right to re-determine or re-assess taxes under the relevant laws in spite of this certificate if this application does not reflect all the relevant facts.

EXHIBIT C-1